Exhibit 17.1
DeSoto Jordan Jr.
39470 Charles Town Pike • Hamilton, VA 20158
Phone: 540-882-4452 • E-Mail: desotodsjjr@aol.com
July 8, 2011
Mr. Rainer Bosselmann
Argan, Inc.
1 Church Street, Suite 201
Rockville, Maryland 20850
Dear Rainer,
With regret, I hereby resign as a member of the Board of Directors of Argan, Inc., effective immediately.
I have launched a new business whose demands prevent me from fulfilling my responsibilities as an Argan Board member.
Please understand that my resignation in no way relates to Argan’s operations, policies or practices. I have nothing but admiration for the company and the quality of its management team.
I have very much enjoyed my past years of connections with Argan.
Very truly yours,

DeSotoJordan Jr.